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                                                                   EXHIBIT 23(r)

                            SECRETARY'S CERTIFICATE

I, Mary Moran Zeven, Secretary of the streetTRACKS Index Shares Funds (the "Trust"), hereby certify that the following resolution was approved by a majority of the Board of Trustees of the Trust at a meeting held on November 29, 2005:

RESOLVED, that Scott Zoltowski and Mary Moran Zeven be, and each hereby are, authorized to execute and sign on behalf of James Ross, as President of the Trust and Gary French, Treasurer of the Trust, all amendments to the Trust's Registration Statement on Form N-1A pursuant to a power of attorney.

In witness whereof, I have hereunto set my hand this January 27, 2006.

/s/ Mary Moran Zeven
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Mary Moran Zeven
Secretary